UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 21, 2011

Date of Report
(Date of Earliest Event Reported)

GUNPOWDER GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-34976	26-3751595
State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)

10 th Floor
3 Hardman Street, Manchester
United Kingdom, M3 3HF

(Address of principal executive offices)

011-44-161-932-1446

(Registrant’s telephone number, including area code)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

On January 21, 2011, Gunpowder Gold Corporation (the "Company") entered into an Option Agreement (the "Agreement") with Horizon Exploration Inc. ("Horizon"), whereby Horizon granted the Company the sole and exclusive right and option to acquire an undivided 100% right, title and interest in and to the Dome Rock Property which contains 62 unpatented mineral claims and subject only to a royalty, being located in La Paz County, Arizona (the "Property").

 Under the terms of the Agreement, Horizon has granted the Company the sole and exclusive option to acquire a 100% undivided interest in and to the Property by making cash payments to Horizon of $67,448.53 within 31 days of signing the Agreement, $20,000 on or before January 21, 2012, $30,000 US on or before January 21, 2013, $40,000 on or before the January 21, 2014, $50,000 on or before January 21st, 2015, $60,000 on or before January 21, 2016, $60,000 on or before January 21st, 2017. The Company shall also be responsible for making all necessary property payments to keep the Property in good standing which includes all annual maintenance fees, exploration and other permits, property taxes, levies, insurance, and other assessments.

The Company shall complete the following exploration expenditures on the Property as follows: (i) $750,000 on or before the first anniversary of the signing of the Agreement (ii) $750,000 on or before the second anniversary of the signing of the Agreement; and (iii) $500,000 on or before the third anniversary of the signing Agreement.

The Company may terminate the Agreement at any time by giving 30 days notice of such termination of the Agreement.

In the event that the company spends, in any period, more than the specified sum, the excess shall be carried forward and applied to the exploration expenditures to be incurred in the succeeding period for no more than three consecutive years. In the event the exploration expenditures are not completed during the required time frame, any deficits will be paid in cash to Horizon immediately after the end of the anniversary in which it occurs.

The Company has the right to accelerate all payments due under this Agreement in order to exercise the Option at an earlier date.

If and when the Option has been exercised, a 100% right, title and interest in and to the Property will vest in the Company free and clear of all charges, encumbrances and claims, save and except for the Royalty. At such time, the Company shall be entitled to record such transfers at its own cost with the appropriate government office to effect legal transfer of such interest in the Property into the name of the Company

Upon the Commencement of Commercial Production, the Company shall pay to Horizon a 3.0% of Net Smelter Returns on the Property (Royalty), on the terms and conditions as set out in the agreement.

If the Company is in default of the Agreement, Horizon may terminate the Agreement but only if:

Horizon has first given the Company notice of the default containing particulars of the obligations which the Company has not performed or the warranty breached and the Company has not, within 30 days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance, the Company hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay. In the event the Company is forced to cure the defect to preserve the status of the property, the cure of the defect by the Company will include a 10% overhead to Horizon.

Should the Company fail to comply with the provisions in the last paragraph, Horizon may thereafter terminate this Agreement by giving notice thereof to the Company, always provided that the default in question has not been cured or substantially cured at the time of Horizon giving such notice of termination.

The agreement contains an arbitration clause and is governed by the laws of the State of Nevada.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gunpowder Gold Corporation

Date: January 24, 2011	By :	/s/ Neil Jason Pestell
Neil Jason Pestell,
President